Exhibit 99.1

For Immediate Release

United Therapeutics Corporation Announces $1 Billion Accelerated Share Repurchase Program

Repurchase reflects the strength of United Therapeutics’ balance sheet and confidence in its near-term prospects

SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., August 1, 2025: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, announced that it will enter today into two Accelerated Share Repurchase (ASR) agreements with Citibank, N.A. (Citi) to repurchase an aggregate $1 billion of UTHR common stock. United Therapeutics will repurchase these shares under the $1 billion repurchase program authorized by the company’s board of directors and previously announced on July 30, 2025.

“These expeditious agreements reflect our confidence in the intrinsic value of our stock, our upcoming catalysts, and our ability to generate sustained revenue and cash flow growth,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics. “Our capital allocation philosophy provides us with the flexibility to both invest in our future growth while returning capital to our shareholders, and we remain committed to this balanced approach that will leave us with ample remaining capital on our balance sheet to fulfill our long-term goals.”

Under the terms of the ASR agreements, which comprise a $500 million collared and a $500 million uncollared agreement, United Therapeutics will make an aggregate upfront payment of $1 billion to Citi on August 4, 2025. United Therapeutics will receive an initial delivery of shares representing approximately 75% of the total shares anticipated to be repurchased under the uncollared ASR agreement (Uncollared ASR), plus approximately 50% of the total shares anticipated to be repurchased under the collared ASR agreement (Collared ASR), in each case, measured based on the closing stock price of UTHR common stock on August 1, 2025. United Therapeutics also will receive an additional delivery of shares under the Collared ASR prior to final settlement following the completion of an agreed-upon hedging period.

Uncollared ASR. The final number of shares that United Therapeutics will ultimately repurchase pursuant to the Uncollared ASR will be based on the average of the daily volume-weighted average price per share of UTHR common stock during the term of the Uncollared ASR, less a discount and subject to adjustments pursuant to the terms and conditions of the Uncollared ASR. Final settlement of the Uncollared ASR agreement is expected to be in the fourth quarter of 2025.

Collared ASR. The final number of shares that United Therapeutics will ultimately repurchase pursuant to the Collared ASR will be determined based on the average of the daily volume-weighted average price per share of UTHR common stock during the term of the Collared ASR, less a discount and subject to a collar provision establishing the minimum and maximum numbers of shares to be repurchased, as well as other adjustments, pursuant to the terms and conditions of the Collared ASR. Final settlement of the Collared ASR agreement is expected to be in the first quarter of 2026.

At final settlement of the ASR agreements, United Therapeutics may be entitled to receive additional shares of its common stock, or, in certain limited circumstances, be required to make cash payment to Citi or, if United Therapeutics elects, deliver shares to Citi.

At July 30, 2025, United Therapeutics had approximately 45.2 million shares outstanding.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

United Therapeutics: Enabling Inspiration

At United Therapeutics, our vision and mission are one. We use our enthusiasm, creativity, and persistence to innovate for the unmet medical needs of our patients and to benefit our other stakeholders. We are bold and unconventional. We have fun; we do good. We are the first publicly-traded biotech or pharmaceutical company to take the form of a public benefit corporation (PBC). Our public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.

You can learn more about what it means to be a PBC here: unither.com/pbc.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements related to our confidence in our near-term prospects, the intrinsic value of our stock, and our upcoming catalysts; the growth of our business, including our ability to generate sustained revenue and cash flow growth; the benefits of the share repurchase to shareholders; our plan to enter into the ASR agreements; the number of shares to be repurchased under the ASR agreements; the timing and manner of the final settlement under the ASR agreements; our views regarding whether our remaining capital will be sufficient to fulfill our long-term goals and to invest in future growth; and our goals of innovating for the unmet medical needs of our patients and to benefit our other stakeholders, furthering our public benefit purpose of developing novel pharmaceutical therapies and technologies that expand the availability of transplantable organs. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of August 1, 2025, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.

For Further Information Contact:

Investors

https://ir.unither.com/contact-ir

Media

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